Filed pursuant to Rule 433
August 17, 2006

Relating to
Pricing Supplement No. 95 dated August 17, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Pricing Sheet – August 17, 2006

Issue price:	100%

Aggregate principal amount:	$20,000,000. We may increase the aggregate principal amount of the notes prior to the original issue date, but are not required to do so.

Original issue date (Settlement):	September 1, 2006

Maturity:	September 1, 2016

Redemption dates:	September 1, 2008 and any interest payment date thereafter, with 15 calender days notice

Redemption percentage at
redemption date:	100%

Interest rate:	6% per annum

Interest payment dates:	Each September 1 and March 1, beginning March 1, 2007, subject to adjustment.

Interest payment periods:	Semi-annually

Denominations:	$1,000 and integral multiples thereof

CUSIP:	61745ETZ4

Agent:	Morgan Stanley & Co. Incorporated

Issuer rating:	Aa3 / A+. This rating is not recommendation to buy, sell or hold the notes and there is no guarantee that such rating will remain unchanged or in effect for the term of the notes.

Price to public:	Per Note: 100% ($1,000 per note)

Total: $20,000,000

Agent’s commissions:	Per Note: 1.00% ($10 per note)

Total: $200,000

Proceeds to company:	Per Note: 99.00% ($990 per note)

Total: $19,800,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Preliminary Pricing Supplement No. 95, dated August 11, 2006
Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006